EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FLEX RESOURCES CO. LTD.

(to be known upon and after the effective date of the filing of this
Amended and Restated Certificate of Incorporation as
Defense Solutions Holding, Inc.)

(Pursuant to NRS 78.385, 78.390, 78.403, 78.207 and 78.209)

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. He is the duly elected and acting President of Flex Resources Co. Ltd., a Nevada corporation (the “Corporation”).

2. By unanimous written consent of the Board of Directors of the Corporation dated October 31, 2008, resolutions approving and adopting this Amended and Restated Certificate of Incorporation (the “Certificate”) were duly adopted and declared to be effective.

3. This Certificate was approved and adopted by written consent of the holders of 2,900,000 shares of the Common Stock of the Corporation (representing sixty-eight and 13/100 percent (68.13%) of the Corporation’s issued and outstanding Common Stock). No shares were voted against the adoption of this Certificate.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as of the Effective Date specified in Paragraph 5 below as follows:

ARTICLE I

CORPORATION NAME

The name of the corporation is Defense Solutions Holding, Inc. (the “Corporation”).

ARTICLE II

ADDRESS OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Nevada 613 Saddle Rider Court, Henderson, NV 89011. The name of its registered agent at such address is Inc. Plan of Nevada.

ARTICLE III

PURPOSE OF THE CORPORATION

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV

CAPITAL STOCK

Section 4.1     Total Number of  Shares of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is eighty-five million (85,000,000), consisting of seventy-five million (75,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).

Section 4.2     Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation. The shares of Common Stock do not have cumulative voting rights.

(b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

Section 4.2     Undesignated Preferred Stock.

(a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors as hereinafter provided. In all other respects all shares of Preferred Stock shall be identical.

(b) The Board of Directors is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine by vote providing for the issuance of such series, which shall have the rights and preferences designated by the Board of Directors, including, but no limited to, any of the following:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

(ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

(iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

(iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(v) the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

(vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the price or prices or the rate of conversion or exchange and the terms of adjustments, if any;

(vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

(viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

ARTICLE V

AMENDMENTS TO BY-LAWS

The Board of Directors shall have the power to adopt, amend or repeal the By-laws.

ARTICLE VI

LIMITATION ON LIABILITY OF DIRECTORS

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. However, this Article VI does not eliminate or limit the liability of the director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

(b) The payment of dividends in violation of NRS 78.300.

5. The effective date of this filing (the “Effective Date”) shall be November 14, 2008.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Amended and Restated Certificate of Incorporation on this 31st day of October, 2008.

Michael T. Dendinger, President